AUTOCALLABLE MARKET-LINKED STEP UP NOTES	Filed Pursuant to Rule 433 Registration No. 333-234425
Autocallable Market-Linked Step Up Notes Linked to the S&P 500® Index
Issuer	BofA Finance LLC (“BofA Finance”)
Guarantor	Bank of America Corporation (“BAC”)
Principal Amount	$10.00 per unit
Term	Approximately three years, if not called
Market Measure	The S&P 500® Index (Bloomberg symbol: “SPX”)
Automatic Call	The notes will be called automatically on any Observation Date if the closing level of the Market Measure is equal to or greater than the Call Level
Call Level	100% of the Starting Value
Observation Dates	Approximately one year and two years from the pricing date
Call Amount	[$10.65 to $10.75] if called on the first Observation Date and [$11.30 to $11.50] if called on the final Observation Date, each to be determined on the pricing date
Payout Profile at Maturity
●
If the Market Measure is flat or increases up to the Step Up Value, a return equal to the Step Up Payment
●
If the Market Measure increases above the Step Up Value, a return equal to the percentage increase in the Market Measure
●
1-to-1 downside exposure to decreases in the Market Measure, with up to 100% of your principal at risk

Step Up Value	118% of the Starting Value
Step Up Payment	$1.80 per unit, a 18% return over the principal amount
Threshold Value	100% of the Starting Value of the Market Measure
Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/70858/000148105721005526/bac-dal20hbsbiqo6npv_3374.htm
Exchange Listing	No
You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.
Risk factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
●
If your notes are not called prior to maturity, your investment may result in a loss; there is no guaranteed return of principal.
●
Payments on the notes are subject to the credit risk of BofA Finance and the credit risk of BAC, and actual or perceived changes in the creditworthiness of BofA Finance or BAC are expected to affect the value of the notes.  If BofA Finance and BAC become insolvent or are unable to pay their respective obligations, you may lose your entire investment.
●
The initial estimated value of the notes on the pricing date will be less than their public offering price.
●
If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
●
If called, your return on the notes is limited to the applicable Call Premium.
●
You will have no rights of a holder of the securities represented by the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.
Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

The graph above and the table below reflect the hypothetical return on the notes, based on the terms contained in the table to the left (using the mid-point for any range(s)).  The graph and table have been prepared for purposes of illustration only and do not take into account any tax consequences from investing in the notes.
Hypothetical Percentage Change from the Starting Value to the Ending Value
Hypothetical Redemption Amount per Unit
Hypothetical Total Rate of Return on the Notes
-100.00%
$0.00
-100.00%
-50.00%
$5.00
-50.00%
-20.00%
$8.00
-20.00%
-10.00%
$9.00
-10.00%
-6.00%
$9.40
-6.00%
-3.00%
$9.70
-3.00%
    0.00%(1)
   $11.80(2)
18.00%
2.00%
$11.80
18.00%
5.00%
$11.80
18.00%
10.00%
$11.80
18.00%
   18.00%(3)
$11.80
18.00%
20.00%
$12.00
20.00%
30.00%
$13.00
30.00%
32.00%
$13.20
32.00%
40.00%
$14.00
40.00%
50.00%
$15.00
50.00%
60.00%
$16.00
60.00%
(1)     This hypothetical percentage change corresponds to the Threshold Value.
(2)     This amount represents the sum of the principal amount and the Step Up Payment of $1.80.
(3)     This hypothetical percentage change corresponds to the Step Up Value.

BofA Finance LLC (BofA Finance) and Bank of America Corporation (BAC) have filed a registration statement (which includes a prospectus) with the Securities and Exchange Commission (SEC) for the notes that are described in this Guidebook. Before you invest, you should carefully read the prospectus in that registration statement and other documents that BofA Finance and BAC have filed with the SEC for more complete information about BofA Finance, BAC and any offering described in this Guidebook. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. BofA Finance’s Central Index Key, or ClK, on the SEC website is 1682472 and BAC’s CIK on the SEC website is 70858. Alternatively, Merrill Lynch will arrange to send you the prospectus and other documents relating to any offering described in this document if you so request by calling toll-free 1-800-294-1322. BofA Finance and BAC face risks that are specific to their respective businesses, and we encourage you to carefully consider these risks before making an investment in their respective securities.